Exhibit 99.18

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Yashili nor shall there be any sale, purchase or subscription for securities of Yashili in any jurisdiction in which such offer, solicitation or sale would be unlawful absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver. This joint announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

CHINA MENGNIU DAIRY COMPANY LIMITED	YASHILI INTERNATIONAL HOLDINGS LTD

(incorporated in the Cayman Islands with limited liability)	(incorporated in the Cayman Islands with limited liability)
(Stock Code: 2319)	(Stock Code: 1230)

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

(incorporated in the British Virgin Islands with limited liability)

VOLUNTARY GENERAL OFFER BY

UBS AG ON BEHALF OF CHINA MENGNIU

INTERNATIONAL COMPANY LIMITED FOR

YASHILI INTERNATIONAL HOLDINGS LTD

(1) OFFERS HAVING BECOME UNCONDITIONAL IN ALL RESPECTS

(2) FINAL CLOSING DATE

(3) APPOINTMENTS AND RESIGNATIONS OF DIRECTORS

(4) APPOINTMENT OF CHAIRMAN

AND

(5) CHANGE OF MEMBERS OF NOMINATION COMMITTEE,

REMUNERATION COMMITTEE AND AUDIT COMMITTEE

Lead Financial Adviser to the Offeror Parent Group

Joint Financial Adviser to the	Joint Financial Adviser to the
Offeror Parent Group	Offeror Parent Group

Independent Financial Adviser to the Independent Board Committee

*	For identification purpose only

OFFERS BECOMING UNCONDITIONAL IN ALL RESPECTS

As at 4:00 p.m. on July 24, 2013, valid acceptances of the Share Offer have been received in respect of 2,680,440,000 Yashili Shares (representing approximately 75.3% of the issued share capital of Yashili as at the date of this joint announcement). As all the Conditions of the Share Offer set out in the Composite Document have now been satisfied, the Offeror announces that the Offers have become unconditional in all respects on July 24, 2013.

FINAL CLOSING DATE

The Offeror hereby announces that the Offers will remain open for acceptance until 4:00 p.m. on August 13, 2013, which shall be the final closing date of the Offers (the “Final Closing Date”).

RESIGNATIONS OF DIRECTORS

Zhang International has undertaken, upon the Share Offer becoming or being declared unconditional in all respects, to procure that each of Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming and Mr. Zhang Libo shall resign as a director of Yashili and as a director of each relevant member of Yashili Group with effect from the earliest time permitted under the Takeovers Code or by the SFC. However, pursuant to further discussions, Mr. Zhang Lidian shall remain as a director of Yashili and each relevant member of Yashili Group following Completion. Mr. Zhang Yanpeng shall remain as a director of Yashili following Completion.

CA Dairy has undertaken, upon the Share Offer becoming or being declared unconditional in all respects, to procure that Mr. Zhang Chi and Mr. Chang Herman Hsiu-Guo shall each resign as a director of Yashili with effect from the earliest time permitted under the Takeovers Code or by the SFC.

APPOINTMENTS OF DIRECTORS

The Yashili Board announces that Ms. Sun Yiping, Mr. Ding Sheng and Mr. Wu Jingshui have been appointed as non-executive directors of Yashili, with each of such appointments taking effect upon the Offers becoming unconditional in all respects. The Yashili Board further announces that Mr. Li Dongming has been appointed as an executive director of Yashili, with such appointment taking effect upon the Offers becoming unconditional in all respects.

APPOINTMENT OF CHAIRMAN

The Yashili Board announces that Mr. Zhang Lidian ceases to be the chairman of the Yashili Board (the “Chairman”) upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Ms. Sun Yiping has been appointed as the Chairman, with such appointment taking effect upon the Offers becoming unconditional in all respects.

CHANGE OF MEMBERS OF NOMINATION COMMITTEE, REMUNERATION COMMITTEE AND AUDIT COMMITTEE

The Yashili Board announces that upon the Offers becoming unconditional in all respects, (i) Mr. Yu Shimao ceases to be the chairman of the nomination committee of Yashili (the “Nomination Committee”) but remains as a member of the Nomination Committee and (ii) Mr. Zhang Lidian also ceases to be a member of the Nomination Committee. The Yashili Board further announces that Ms. Sun Yiping has been appointed as the chairman of the Nomination Committee, with such appointment taking effect upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Ms. Sun Yiping and Mr. Samuel King On Wong have been appointed as members of the remuneration committee of Yashili (the “Remuneration Committee”), with each of such appointments taking effect upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Mr. Wu Jingshui has been appointed as a member of the audit committee of Yashili (the “Audit Committee”), with such appointment taking effect upon the Final Closing Date.

1.	INTRODUCTION

Reference is made to (i) the announcement jointly issued by Yashili International Holdings Ltd (“Yashili”), China Mengniu Dairy Company Limited (the “Offeror Parent”) and China Mengniu International Company Limited (the “Offeror”) dated June 18, 2013 in relation to the voluntary general offer by UBS AG on behalf of the Offeror for Yashili; (ii) the announcement jointly issued by Yashili, the Offeror Parent and the Offeror for the despatch of the composite offer and response document in relation to the Offers (the “Composite Document”) dated July 23, 2013; and (iii) the Composite Document jointly issued by Yashili, the Offeror and the Offeror Parent dated July 23, 2013. Unless otherwise stated, capitalized terms used herein shall have the same meanings as those defined in the Composite Document.

All time references contained in this joint announcement are to Hong Kong times.

2.	ACCEPTANCE LEVEL

As at 4:00 p.m. on July 24, 2013, valid acceptances of the Share Offer have been received in respect of 2,680,440,000 Yashili Shares (representing approximately 75.3% of the issued share capital of Yashili as at the date of this joint announcement).

As such, the Offeror announces that Condition (a) as set out under the section headed “Conditions to the Share Offer” in the “Letter from UBS”, the text of which is set out in the Composite Document, has been satisfied.

Immediately prior to the commencement of the Offer Period on June 18, 2013, none of the Offeror, the Offeror Parent nor any of their Concert Parties (excluding exempt principal traders) held, controlled or directed any Yashili Shares or any rights over Yashili Shares. Save for the acceptances of the Share Offer described above, which include acceptances by Zhang International and CA Dairy in accordance with the Irrevocable Undertakings, the Offeror, the Offeror Parent and any of their Concert Parties (excluding exempt principal traders) have not acquired or agreed to acquire any Yashili Shares or rights over Yashili Shares during the Offer Period. None of the Offeror, the Offeror Parent nor any of their Concert Parties (excluding exempt principal traders) has borrowed or lent any relevant securities (as defined under Note 4 to Rule 22 of the Takeovers Code) in Yashili during the Offer Period.

As at 4:00 p.m. on July 24, 2013, no valid acceptances of the Option Offer have been received. As disclosed in the Composite Document, the Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects.

3.	OTHER CONDITIONS

Conditions (b), (c), (d), (e), (f), (g), (h) and (i) as set out under the section headed “Conditions to the Share Offer” in the “Letter from UBS”, the text of which is set out in the Composite Document, have also been satisfied.

4.	SHARE OFFER HAS BECOME UNCONDITIONAL IN ALL RESPECTS

As all the Conditions set out in the Composite Document have now been satisfied, the Offeror announces that the Share Offer has become unconditional in all respects on July 24, 2013.

5.	OPTION OFFER HAS BECOME UNCONDITIONAL IN ALL RESPECTS

As the Share Offer has become unconditional in all respects, the Offeror also announces that the Option Offer has become unconditional in all respects on July 24, 2013.

6.	OFFERS REMAIN OPEN FOR ACCEPTANCES

As disclosed in the Composite Document, at least fourteen (14) days’ notice in writing must be given before the Offers are closed to those Yashili Shareholders and those Yashili Optionholders who have not accepted the Share Offer and the Option Offer, respectively. The Offeror hereby announces that the Offers will remain open for acceptance until 4:00 p.m. on August 13, 2013, which shall also be the Final Closing Date. The Share Offer and the Option Offer will be closed to those Yashili Shareholders and those Yashili Optionholders who have not accepted the Share Offer and the Option Offer, respectively by 4:00 p.m. on August 13, 2013.

Yashili Shareholders and Yashili Optionholders are advised that the Offers will remain open for acceptance until 4:00 p.m. on August 13, 2013, which shall also be the Final Closing Date.

Yashili Shareholders are advised to refer to the Composite Document and the WHITE Form of Share Offer Acceptance for details of acceptance procedures if they wish to accept the Share Offer. Yashili Optionholders are advised to refer to the Composite Document and the PINK Form of Option Offer Acceptance for details of acceptance procedures if they wish to accept the Option Offer.

7.	SETTLEMENT OF THE OFFERS

Remittances in respect of cash consideration (after deducting the seller’s ad valorem stamp duty) payable for the Yashili Shares tendered under the Share Offer via the Cash Option or the Cash and Share Option will be posted by ordinary post to such Yashili Shareholders accepting the Share Offer at their own risk as soon as possible, but in any event within seven (7) Business Days of the later of the date of this joint announcement, and the date of receipt by the Registrar of all the relevant documents of title to render the acceptance by such Yashili Shareholders under the Share Offer complete and valid.

Share certificates of the Offeror Shares payable for the Yashili Shares tendered under the Share Offer via the Cash and Share Option will be posted by ordinary post to such Yashili Shareholders accepting the Share Offer at their own risk and the register of members of the Offeror will be updated accordingly as soon as possible, but in any event within seven (7) Business Days of the later of the date of this joint announcement, and the date of receipt by the Registrar of all the relevant documents of title to render the acceptance by such Yashili Shareholder under the Share Offer complete and valid.

Remittances in respect of cash consideration payable for cancellation of the Yashili Options tendered under the Option Offer will be posted by ordinary post at the own risk of the relevant Yashili Optionholders to the office of Yashili in Hong Kong at Room 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong for collection as soon as possible, but in any event within seven (7) Business Days of the later of the date of this joint announcement, and the date of receipt by the Registrar of all relevant documents to render the acceptance under the Option Offer complete and valid.

8.	RESIGNATION OF DIRECTORS

Zhang International has undertaken, upon the Share Offer becoming or being declared unconditional in all respects, to procure that each of Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming and Mr. Zhang Libo shall resign as a director of Yashili and as a director of each relevant member of Yashili Group with effect from the earliest time permitted under the Takeovers Code or by the SFC. However, pursuant to further discussions, Mr. Zhang Lidian shall remain as a director of Yashili and each relevant member of Yashili Group following Completion. Mr. Zhang Yanpeng shall remain as a director of Yashili following Completion.

CA Dairy has undertaken, upon the Share Offer becoming or being declared unconditional in all respects, to procure that Mr. Zhang Chi and Mr. Chang Herman Hsiu-Guo shall each resign as a director of Yashili with effect from the earliest time permitted under the Takeovers Code or by the SFC.

As such, pursuant to the Irrevocable Undertakings, the resignations of Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo, Mr. Zhang Chi and Mr. Chang Herman Hsiu-Guo will take effect on the Final Closing Date.

Further announcement will be made by Yashili in respect of the resignations of Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo, Mr. Zhang Chi and Mr. Chang Herman Hsiu-Guo as directors of Yashili referred to in this section in due course.

9.	APPOINTMENT OF DIRECTORS

The Yashili Board announces that Ms. Sun Yiping, Mr. Ding Sheng and Mr. Wu Jingshui have been appointed as non-executive directors of Yashili, with each of such appointments taking effect upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Mr. Li Dongming has been appointed as an executive director of Yashili, with such appointment taking effect upon the Offers becoming unconditional in all respects.

The biographies of each of Ms. Sun Yiping, Mr. Ding Sheng, Mr. Li Dongming and Mr. Wu Jingshui (collectively, the “New Yashili Directors”) are set out below:

Sun Yiping

Ms. Sun Yiping, aged 46, has been the Chief Executive Officer (“CEO”) of the Offeror Parent Group and an executive director of the Offeror Parent since April 2012.

Ms. Sun joined COFCO Corporation in 1993 and was involved in the management of COFCO Corporation’s investment in Coca-Cola bottling business. She became the deputy general manager of Swire Guangdong Coca-Cola Limited in 1997 and the general manager of Hainan Coca-Cola Beverages Co., Ltd. in 2002. Ms. Sun also concurrently became the general manager of Zhanjiang COFCO Coca-Cola Beverages Ltd. in 2005. Prior to joining the Offeror Parent as CEO, Ms. Sun was the deputy general manager of COFCO Property (Group) Co., Ltd Throughout her nearly 20 years of work experience, Ms. Sun has acquired extensive management experience in sales and marketing of brand food, processing of food and oil, and real estate in addition to which she has over 10 years of extensive management experience in the international fast-moving consumer goods industry.

Ms. Sun received both a Bachelor’s degree, specialising in food engineering and a Master’s degree with specialisation in agricultural products processing engineering from China Agricultural University (formerly known as Beijing Agricultural Engineering University) in 1993. She also holds an Executive Master of Business Administration degree from the Olin School of Business of the University of Washington in the United States.

Ding Sheng

Mr. Ding Sheng, aged 45, has been an executive director of the Offeror Parent since March 2010 and is a vice president of Inner Mongolia Mengniu. He has also been a non-executive director of Modern Dairy since June 28, 2013.

Mr. Ding joined Inner Mongolia Mengniu in 2003. He is a vice president and the general manager of the yogurt division of Inner Mongolia Mengniu and has extensive management experience in the dairy industry. Mr. Ding was honoured as a “Labour Model (Progressive Staff) of Inner Mongolia Autonomous Region” in 2010. Mr. Ding currently serves as a member of the Chinese Institute of Food Science and Technology and the vice chairman of the lactic acid bacteria branch of the Chinese Institute of Food Science and Technology.

Mr. Ding graduated from Inner Mongolia Light Industry Institute majoring in dairy products techniques and is a senior engineer. During his work, he pursued studies in Inner Mongolia University and Nankai University majoring in economics and management and business administration.

Li Dongming

Mr. Li Dongming, aged 44 has been engaged in investment related work for over 20 years with extensive experiences in merger and acquisition, restructuring, consolidation and strategic management.

Mr. Li had worked as the general manager of the Fund Department of Hainan Hong Kong and Macao International Trust and Investment Corporation, the chief economist of Yingda International Trust and Investment Corporation, the deputy general manager of the Investment Banking Department of Industrial Securities Co., Ltd., and the executive deputy general manager of Ningxia Islamic International Trust and Investment Corporation. He joined COFCO Corporation in January, 2006 and has worked as the deputy general manager of COFCO Cereal Way Food Co., Ltd., and as the director of Mengniu Investment Cooperation Centre. He is currently the head of the M&A Division of the Strategic Department of COFCO Corporation, where he is responsible for the merger and acquisition, restructuring, transformation and listing work.

Mr. Li holds a Bachelor’s degree in financial engineering from Hunan University and a Master’s degree in economics from Central China Normal University.

Wu Jingshui

Mr. Wu Jingshui, aged 47, has held the position of executive director and chief financial officer of the Offeror Parent since March 2010 and is a vice president (finance) of Inner Mongolia Mengniu.

Before being appointed as the vice president (finance) of Inner Mongolia Mengniu in April 2008, Mr. Wu served as the financial general manager of liquid milk division and the chief financial officer of Inner Mongolia Mengniu, and has extensive experience in financial management. In 2010, Mr. Wu was honoured as a “Labour Model (Progressive Staff) of Hohhot”.

Mr. Wu graduated from Inner Mongolia Light Industry Institute majoring in industrial enterprise financial accounting and holds a Master’s degree from Inner Mongolia Agricultural University and a Master of Business Administration degree from China Europe International Business School. He also holds a senior accountant qualification.

As at the date of this joint announcement, the New Yashili Directors have not entered into service contracts with Yashili. There is no fixed period of service for each of the New Yashili Directors but each of the respective directorships is subject to retirement and re-election at the next annual general meeting of Yashili under the articles of association of Yashili. The annual emoluments of the New Yashili Directors are yet to be determined and will, once determined, be recorded in their respective service contracts with Yashili. The remuneration of the New Yashili Directors will be determined by the Remuneration Committee and the Yashili Board by reference to their respective duties and responsibilities to Yashili.

Save as disclosed above, as at the date of this joint announcement, (i) each of the New Yashili Directors did not have any relationship with any directors, senior management or substantial or controlling shareholders of Yashili and has not held any other positions with Yashili and other members of the Yashili Group; (ii) save for the directorships held in the Offeror Parent by Ms. Sun Yiping, Mr. Ding Sheng and Mr. Wu Jingshui and the directorship held in Modern Dairy by Mr. Ding Sheng, each of the new Yashili Directors has not held any other directorships in the past three years before the date of this joint announcement in public companies the securities of which are listed on any securities market in Hong Kong or overseas; (iii) each of the New Yashili Directors did not have any interest in the Yashili Shares within the meaning of Part XV of the Securities and Futures Ordinance; (iv) there were no other matters that are required to be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules; and (v) there were no other matters in relation to the appointments of the New Yashili Directors that need to be brought to the attention of the Yashili Shareholders.

10.	APPOINTMENT OF CHAIRMAN

The Yashili Board announces that Mr. Zhang Lidian ceases to be the Chairman upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Ms. Sun Yiping has been appointed as the Chairman, with such appointment taking effect upon the Offers becoming unconditional in all respects.

11.	CHANGE OF MEMBERS OF NOMINATION COMMITTEE, REMUNERATION COMMITTEE AND AUDIT COMMITTEE

The Yashili Board announces that upon the Offers becoming unconditional in all respects (i) Mr. Yu Shimao ceases to be the chairman of the Nomination Committee but remains as a member of the Nomination Committee and (ii) Mr. Zhang Lidian also ceases to be a member of the Nomination Committee. The Yashili Board further announces that Ms. Sun Yiping has been appointed as the chairman of the Nomination Committee, with such appointment taking effect upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Ms. Sun Yiping and Mr. Samuel King On Wong have been appointed as members of the Remuneration Committee, with each of such appointments taking effect upon the Offers becoming unconditional in all respects.

The Yashili Board further announces that Mr. Wu Jingshui has been appointed as a member of the Audit Committee, with such appointment taking effect upon the Final Closing Date.

12.	NUMBER OF INDEPENDENT NON-EXECUTIVE DIRECTORS

Upon the appointments of the New Yashili Directors, the number of independent non-executive directors of Yashili has fallen below the minimum required under the Listing Rules. The number of independent non-executive directors of Yashili will cease to be below the minimum number required under the Listing Rules upon the resignations of Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo, Mr. Zhang Chi and Mr. Chang Herman Hsiu-Guo, which will, pursuant to the Irrevocable Undertakings, take effect on the Final Closing Date.

By order of the	By order of the
board of directors of	board of directors of
China Mengniu Dairy Company Limited	Yashili International Holdings Ltd

Sun Yiping	Sun Yiping
Chief Executive Officer & Executive Director	Chairman

By order of the board of directors of
China Mengniu International Company Limited
Wu Jingshui
Director

Hong Kong, July 24, 2013

The Offeror Parent Directors and the Offeror Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than that relating to the Yashili Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Yashili Board) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statements in this joint announcement misleading.

The Yashili Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than that relating to the Offeror Parent Group and the Concert Parties of the Offeror) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror Parent Group and the Concert Parties of the Offeror) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statements in this joint announcement misleading.

As at the date of this joint announcement, the board of directors of the Offeror Parent comprises: Ms. Sun Yiping, Mr. Bai Ying, Mr. Wu Jingshui and Mr. Ding Sheng as executive directors, Mr. Ning Gaoning, Mr. Yu Xubo, Mr. Niu Gensheng, Mr. Ma Jianping, Mr. Tim Ørting Jørgensen, Mr. Finn S. Hansen and Ms. Liu Ding as non-executive directors, Mr. Jiao Shuge (alias Jiao Zhen), Mr. Julian Juul Wolhardt, Mr. Liu Fuchun, Mr. Zhang Xiaoya, Mr. Andrew Y. Yan and Mr. Wu Kwok Keung Andrew as independent non-executive directors.

As at the date of this joint announcement, the board of directors of the Offeror comprises: Mr. Wu Jingshui and Mr. Kwok Wai Cheong.

As at the date of this joint announcement, the board of directors of Yashili comprises: Ms. Sun Yiping (Chairman), Mr. Ding Sheng, Mr. Wu Jingshui, Mr. Chang Herman Hsiu-Guo and Mr. Zhang Chi as non-executive directors; Mr. Li Dongming, Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng as executive directors; and Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting as independent non-executive directors.

The English text of this joint announcement shall prevail over its Chinese text.